EXHIBIT 14.1
NEPHROS, INC.
CODE OF ETHICS AND BUSINESS CONDUCT

Introduction

All of us at Nephros have important roles to play in upholding our Company’s commitment to conduct our business-related activities in a legal and ethical manner. Maintaining high levels of legal and ethical compliance is simply the right thing to do and will also maximize the long-term success of our Company. The purpose of this Code of Ethics and Business Conduct is to promote a culture of honesty, integrity and respect for law and the people with whom we work. It applies to Nephros, Inc. and its subsidiaries (which this Code collectively calls the “Company”).

We expect each employee to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business legally and ethically. No Code can address all of the issues that its personnel may face, so please apply this Code with common sense. If you are not sure what to do, ask your supervisor or Norman J. Barta, who serves as our Company’s Compliance Officer. Each employee of our Company must read this Code and demonstrate a personal commitment to its standards. (References in this Code to “employees” includes employees, executive officers and non-employee members of the Board of Directors.)

Our executive officers and other supervising employees must be leaders in demonstrating this personal commitment to the standards outlined in this Code. They must also insure that the employees they supervise adhere to its standards.

An employee who does not comply with this Code may be subject to discipline, including termination of employment where appropriate.

The Code of Ethics and Business Conduct is not a contract. It is not intended to and does not create an employment contract, does not create any contractual right between our Company and its employees, does not alter or amend any existing or future contractual relationship between our Company and any employee and does not create any express or implied promise for specific treatment in any specific situation. Further, is not intended as a detailed guide for all situations you may face or to detract from the importance of applicable laws and regulations not detailed herein.

The Rules That Guide Our Business

I.	Our Commitment to Our Stockholders

We expect you to share a commitment to protect our assets and manage our business in the best interests of our stockholders.

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Accuracy of our records and reporting: All employees must accurately record financial and other business information pertaining to our Company, all financial records and transactions must adhere to our system of internal controls and accounting requirements, and no one shall enter any false or artificial information in our records or reporting systems. These requirements apply to all Company information, including personnel, workplace and safety records and information we release to the public or file with governmental agencies.

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Disclosure Controls and Procedures. The U.S. Securities and Exchange Commission (the “SEC”) requires that we maintain effective “disclosure controls and procedures” so that financial and non-financial information we report in our SEC filings is timely and accurate. All employees must, within the scope of their employment duties, support the effectiveness of our disclosure controls and procedures and comply with disclosure requirements in accordance with applicable laws.

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Stock Trading and Confidential Information Policy. Our Company’s Insider Trading Policy prohibits any employee from buying or selling stock or other securities of our Company, its affiliates or third parties with whom we do business using “material” non-public information concerning our Company or concerning those third parties (until after the material information has been fully disclosed to the public). As the Policy explains in more detail, “material” information is any information that a shareholder would consider important when deciding whether to buy, sell or hold our stock. Employees must also not disclose or “tip” any of this material non-public information to family, friends or others outside the Company. These practices are sometimes called “insider trading.” The insider trading rules can be quite complex, so, if you need more information, please refer to our Company’s Insider Trading Policy or contact the Compliance Officer.

♦ No Selective Disclosure. In addition, applicable securities rules also prohibit selective disclosure of material non-public information to those outside the Company in most circumstances. Therefore, all employees must assist the Company in keeping all material non-public information about our Company strictly confidential unless and until our Company makes an authorized press release or other authorized public communication or filing.

♦ Information to the Public. Our policy is to provide public dissemination of material information about our business only through our employees authorized for this purpose. You may not under any circumstance discuss our Company’s financial, business or other information with the press (except if the Company has expressly authorized you to do so for this purpose) or on any Internet or other “discussion board,” “chat room,” or similar forum. If you receive a request from the media, an analyst or a stockholder about our Company, you must forward it to our Chief Executive Officer, Chief Financial Officer or the Compliance Officer.

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Protection of Company Assets. You are personally responsible to use our Company’s assets only for lawful, corporate purposes approved by management. All employees should help our Company protect its assets from misuse, theft, damage or other loss. You may not make improper or unauthorized personal use of Company assets.

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Intellectual Property. Our Company considers its “intellectual property” - including its inventions, processes, patents, trademarks, licenses, customer lists and trade secrets - to be valuable assets. Employees must maintain the value of our Company’s intellectual property by using care to keep our trade secrets and other non-public information confidential, and limiting access to non-public information to those authorized to use it in their duties in connection with our Company’s business. If customers or suppliers provide non-public information to us in their dealings with us, we must protect that information in the same manner as our Company’s property.

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Communications. You must use appropriate judgment and discretion in your email, memos, notes and other formal and informal communications relating to our business. Communications relating to our business must avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language and unauthorized financial, legal or business statements.

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Retention of Records. You must preserve Company records for which you are responsible in a manner consistent with the business needs of the Company and all legal requirements. You must familiarize yourself with special retention rules applicable to specific categories of documents (e.g., personnel files, tax records) for which you are responsible. It is our Company’s policy not to destroy or alter our records or documents (whether in paper form, emails or otherwise) in response to or in anticipation of any legal proceeding or governmental inquiry or investigation. You may also subject yourself to criminal liability if you:

♦ corruptly alter, destroy, mutilate or conceal a record, document or other object, or attempt to do so, with the intent to impair its availability for use in an official proceeding, or

♦ knowingly alter, cover up, falsify or make a false entry in any record, document or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a governmental agency or bankruptcy court.

II.	Our Commitment to Customers and Business Partners

We are committed to excellence in service and performance for our customers, and building mutually advantageous alliances with our business partners.

➢	Customer Relationships. Our policy is to build lasting relationships with our customers through superior delivery and execution, and honest sales and marketing. We will comply with applicable advertising laws and standards. Our policy also prohibits making false or deceptive statements about our competitors, and giving or accepting kickbacks, bribes, inappropriate gifts and other matters prohibited under the conflict of interest topic in this Code.

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Protecting Information about Others. We are committed to treating confidential information of our customers and business partners with at least the care we use to protect our own proprietary or confidential information. All employees are expected to use sound judgment in limiting access to confidential information about our customers and business partners to those individuals in our Company who need to know this information to carry out their jobs.

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Commitment to Quality. Our long-term reputation and business success depend upon our continued maintenance of high quality in the products and services we provide. We are committed to deliver our products and services only in accordance with the documentation, safety, quality control and other procedures we maintain from time to time.

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Special Concerns with Governmental Customers. Special legal and contracting rules may apply to our dealings with domestic and foreign governmental agencies. Many national, state or other local governmental agencies impose bidding or procurement requirements, special billing and accounting rules and restrictions on the subcontractors or agents we may engage. Domestic or foreign laws or regulations may also impose strict limits on any kind of benefit or gift offered to officials, including limitations on hiring former government officials or their family members. If you deal with domestic or foreign governmental agencies, you must be familiar with the laws applicable to these business activities and use sound judgment to avoid any violation of the letter or spirit of the laws prohibiting corrupt practices in connection with governmental contracting.

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Suppliers. We must base our contracts with suppliers of products and services exclusively on the best interests of our Company and its business. These contracts must reflect a fair price for the deliverables provided to us and be recorded in accordance with appropriate approval, contracting and internal control procedures.

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Business with Third Parties. We expect our consultants, agents, resellers, distributors, subcontractors and other business partners to adhere to lawful and ethical business practices. It is important to our Company’s reputation that we avoid doing business with companies that violate applicable laws or have reputations that could harm our business. Our policy prohibits engaging agents or other third parties to do indirectly what we as a Company should not do under our own policies.

III.	Our Commitment to Each Other

Each employee must do his or her part to promote a positive working environment for all.

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Respect for Our Employees. Our Company’s employment decisions will be based on reasons related to our business, such as job performance, individual skills and talents, and other business-related factors. Our Company policy requires adherence to all national, state and local employment laws. Our Company policy prohibits discrimination in any aspect of employment based on race, color, religion, sex, sexual preference, marital status, national origin, disability or age, within the meaning of applicable laws.

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Abusive or Harassing Conduct Prohibited. Our Company policy prohibits abusive or harassing conduct by our employees toward others, such as unwelcome sexual advances, comments based on ethnic, religious or racial aspects, or other non-business, personal comment or conduct that makes others uncomfortable in their employment with us. Our Company’s policy is to provide to its employees a protective and pleasant work environment free from harassment, sexual or otherwise, and to prevent harmful exploitation of authority and to promote gender equality at work. We encourage employees to report harassment or other inappropriate conduct as soon as it occurs. We are committed to taking prompt and appropriate action as soon as we are aware of or receive any report of harassment or inappropriate conduct of any kind, and we will neither take nor permit retaliatory action against any employee who reports alleged harassment. Sexual harassment impinges upon a person’s dignity, privacy and sense of equality between the sexes, makes the work relationship more difficult and contradicts our Company’s policy. In addition to harm caused to the work environment, sexual harassment can be a criminal offense. Employees must adhere to our Company’s policy in this matter and the prevailing laws and regulations.

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Health and Safety. All employees must help us to maintain a healthy, hygienic and safe working environment and to report promptly any unsafe or hazardous condition or material, injury or accident connected with our business. Our Company is committed to adhering to safety laws and regulations, including fire protection and other building regulations, and laws and regulations that promote cleanliness and hygiene in the workplace. You may not work under the influence of any substance that would impair the safety of others. All threats or acts of physical violence or intimidation are prohibited.

IV.	Competition

We are committed to competing effectively, but lawfully, in our business markets.

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Compliance with Antitrust Laws. Our Company and its employees must comply with the antitrust and unfair competition laws of the countries in which our Company engages in business. These laws vary by country and can be complex. If you have a role that may implicate the antitrust laws - such as a sales and marketing executive position - you are responsible for knowing the laws that apply to these business activities, and should speak to our Compliance Officer if any question arises. Generally, these laws prohibit or regulate mergers and acquisitions, attempts to monopolize or otherwise restrain trade, selling products below cost, price discrimination, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, certain kinds of “tying” arrangements that require a customer who wishes to buy a given product to buy other products or services, artificially maintaining prices, and certain other restrictive agreements or arrangements. Our employees may not exchange non-public sales information with competitors for the purpose of affecting sales prices or levels.

➢	Fair Methods of Competition. Our Company is committed to competition on a lawful and ethical basis. You may not use improper or illegal means of gaining competitive information that is confidential or proprietary information owned by others. You may not use or disclose confidential or proprietary information that you may have from past employment with other employers.

V.	Conflicts of Interest

We expect all of our employees to avoid allowing their private interests to interfere, or appear to interfere, with the interests of our Company as a whole.

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Generally. You must make or participate in business decisions and actions in the course of your employment with us based on the best interests of our Company as a whole, and not based on personal relationships or benefits. Although this Code contains some general guidelines, you must apply sound judgment to avoid conflicts of interest that could negatively affect our Company or its business, whether or not we have specific rules for that particular situation. You must disclose to us any situation that may involve inappropriate or improper conflicts of interest affecting you personally or affecting other employees or those with whom we do business, as described under “How to Report Your Concerns.”

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Business Referrals. You may not personally attempt to give or steer our Company’s business transactions to companies in which a family relative or personal friend has a financial or other interest unless you first fully inform the Compliance Officer about such transaction and relationship and have received the appropriate approvals from unconflicted and sufficiently senior personnel.

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Personal Investments. Generally, you must avoid investments in other companies with which our Company does business if these investments could create the fact or appearance of a conflict of interest, unless such investments received the appropriate Company approvals after full disclosure of the relevant circumstances. Investing in relatively small positions in publicly traded securities of other companies is generally not prohibited so long as there is no violation of our Company policy relating to trading while in possession of material non-public information about other companies. You must notify the Compliance Officer in advance of any proposed personal investment you wish to make in other companies with which our Company does business. The Compliance Officer shall advise on the appropriate approvals, if any, required in such circumstances.

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Corporate Opportunities. You must also refrain from purchasing property or otherwise taking for yourself personally a business opportunity that you learn about through your employment with us. You may not use our Company’s information for personal gain.

➢	Prohibited Competition. You may not compete with us during the term of your employment and may not initiate any step to compete with us while still in our employ.

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Outside Compensation and Activities. While employed by us, you may not work for or seek or accept personal payments from any customer, supplier, competitor, distributor, reseller or other business partner of our Company, except as approved in writing by our

Board of Directors or an authorized officer or manager of our Company. You may not use trade secrets or other non-public know-how or information learned at our Company in activities outside our Company or in other ways that could harm our business.

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Outside Management Service. Before you commence service as a director, general partner, manager, officer or similar position with any privately held or public business entity or as an appointee to any kind of governmental or quasi-governmental agency or body (any such service is referred to herein as “Outside Management Service”), you must provide a reasonably detailed written notice thereof to the Compliance Officer. This paragraph is intended to permit the Company to review any such proposed Outside Management Service and the Company’s business relationship, if any, with the other entity, to assure that no conflict will exist as a result of your taking such position. This paragraph shall not be deemed to restrict an employee from holding any position he or she held at the time he or she became an employee; provided that disclosure thereof was made to the Company prior to such person becoming an employee.

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Gifts and Gratuities. You may not seek or accept gifts or gratuities in the form of services or other items of value from our customers, other business partners or other parties with whom our Company contracts. You may not offer or give anything of value that could be or appear to be a bribe or otherwise illegal payment. These prohibitions do not apply to items of truly nominal value such as generally free promotional items, assuming these items are not otherwise prohibited by applicable law or custom. Employees should never accept anything that would appear to create a conflict of interest. In the unusual situation where refusal to accept a true gift might hurt our business, be sure to consult the appropriate officer or manager of our Company concerning the proper means of resolving the situation.

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Business Entertainment. You must adhere to our Company’s policies as in effect from time to time with respect to costs of entertainment. Extending or accepting invitations to reasonable meals, public events and similar business activities incurred for bona fide business purposes is generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest. You should not attend entertainment events that may appear contrary to professional standards of conduct.

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Travel. You must comply with Company travel policies in effect from time to time. All travel-related expenses must actually be incurred, accurately reported and recorded in compliance with these policies.

➢	Other Corporate Policies. In addition to the above, employees must comply with all other Company policies in effect from time to time.

VI.    Legal Compliance Generally

We expect our employees to be committed to pro-active compliance with all applicable laws and regulations affecting our Company and its business. In addition to the laws discussed elsewhere in this code:

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General Standard of Compliance. You must comply with all applicable laws and regulations and national and local governmental authority rules and procedures in every location in which we conduct our business. Competitive factors, personal goals, and pressure from supervisors, customers or others shall never be an acceptable excuse for violating the law.

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Prohibited Corrupt Practices. Our Company must comply with anti-corruption laws, including the Foreign Corrupt Practices Act (“FCPA”), that apply in the places where we do business. Our employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign governmental official, any foreign political party, candidate or official, or employees of enterprises owned or controlled by a governmental agency. You may not engage in any form of fraud, including, but not limited to, bribery, embezzlement, theft, hiding or misuse of Company assets or falsification of records.

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Prohibited Political Contributions. Political activity represents another area where the rules on permissible activities are complex and you could inadvertently run afoul of such rules. As a result, you may not contribute in our Company’s name or on our Company’s behalf any cash, services or property of any kind for or in support of any political candidate, committee, initiative or activity without the prior express approval of the Compliance Officer or appropriate legal counsel. No lobbying effort or contract shall be undertaken in our Company’s name or on our Company’s behalf without the prior approval of our Board of Directors.

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Prohibited Loans to Executive Officers and Directors. It is unlawful for our Company, directly or indirectly, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of our Company. However, we may continue in effect an extension of credit in existence on July 30, 2002, provided that there is no material modification, or any renewal, of the extension of credit after that date.

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Import and Export Restrictions. Our Company and its employees must comply with applicable restrictions under domestic and foreign laws relating to importing or exporting technology, products, services or regulated information. Employees who conduct Company business involving foreign countries must be familiar with and abide by applicable import/export and similar restrictions.

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Environmental Laws. Our Company is committed to protecting the environment. We respect the policies and requirements of domestic and foreign laws aimed at protecting the environment. We expect a commitment from our employees to report appropriately any violation of environmental laws and any exposure to hazardous materials or substances that are not being handled or disposed of properly.

VI.	Our Communities

We respect our employees’ involvement in the community, charitable and political activities and causes they may choose, so long as these activities do not interfere with job responsibilities to us. You may not represent that your views or activities speak for our Company. You may not engage in any unwanted solicitation or pressure toward other employees relating to charitable, religious or political causes.

How to Report Your Concerns

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Where to Direct Questions. If you have questions about this Code or concerns about any of the matters listed here, please first consider speaking with your immediate manager or supervisor if that person was not involved in the matter giving rise to your questions. If you do not wish to communicate with that person on the matter, please feel free to contact Norman J. Barta, who serves as our Compliance Officer, or any other member of our management. You may also communicate directly with the Qualified Legal Compliance Committee of our Board of Directors (which committee may be coextensive with the Audit Committee) by email addressed to QLCC@Nephros.com. If you wish to communicate any matter anonymously, you are free to do so (although we encourage you to identify yourself in case we need to follow up on any aspect of your report with you), and we will maintain the confidentiality of your communication to the extent reasonably possible under the circumstances. You may send communications intended to be confidential to the Company’s address, Attention: Chairman of the Audit Committee.

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Good Faith Concerns Are Protected. We encourage each of our employees to report any concern regarding possible illegal or unethical conduct relating to our business. We do not discriminate, retaliate or permit discrimination or retaliation against any employee who reports in good faith a concern to us. In addition, Company policy prohibits the discharge of, other adverse employment action in any manner against, or threat to or harassment of an employee for any lawful, good faith act by the employee to provide information or assist in an investigation by us or any governmental authority or agency, of violations of applicable laws.

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False Claims Are Prohibited. It is a violation of our standards for any employee to communicate a report claiming illegal or unethical conduct that the employee knows or reasonably believes to be false.

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Audit Committee Available to Hear About Accounting Matters. In addition to the above, if you have concerns about accounting, internal accounting controls or auditing matters relating to our Company, you are also free to contact the Audit Committee of our Board of Directors directly. Inquiries or communications intended to be anonymous should be mailed in writing without indicating your name or address to the Audit Committee as noted in the first paragraph of this section.

➢	Procedures for Investigating and Resolving Concerns. The individual or Committee that receives a report under this Code may, in his, her or its discretion, assume responsibility for evaluating any possible violation and directing or conducting any investigation or may delegate any portion of such responsibility to the Compliance Officer, Board of Directors, another committee of the Board whose charge includes the matter at issue or another person or entity, either inside or outside the Company. If the Audit Committee chooses to assume responsibility for evaluating any possible violation or directing or conducting any investigation where the investigation concerns a possible violation by a member of the Board, the Audit Committee, not including that member, shall assume such responsibility. If the Audit Committee is conducting the investigation, it shall have the authority to engage independent counsel and other advisers, as it deems necessary, to assist in its investigation and decision process. After conducting the investigation, the results will be evaluated and the Company shall authorize such prompt response, follow-up and preventive actions, if any, as are deemed necessary and appropriate to address the substance of the reported possible violation. The Company reserves the right to take whatever action it believes appropriate, up to and including discharge, if appropriate and permissible under law and this Code, of any employee determined to have engaged in improper conduct.

Waivers Requested by Our Executive Officers, Directors and Controller

As noted at the outset, this Code applies to our officers and directors as well as to our employees generally. Any waiver of a specific provision of this Code for any individual executive officer, director or controller of our Company must be approved, if at all, in advance by a majority of the independent directors serving on our Board of Directors. Any such waiver that may be granted and is required to be disclosed by applicable law will be publicly disclosed by appropriate means.

ACKNOWLEDGMENT OF RECEIPT OF
CODE OF ETHICS AND BUSINESS CONDUCT

I have received and read the Code of Ethics and Business Conduct of Nephros, Inc. and its subsidiaries (collectively, the “Company”). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

If I have any question concerning the meaning of any part of the Code or any other Company policy, their application to any particular situation or the legal and regulatory requirements applicable to my job, I understand that I can consult my manager or the Compliance Officer, knowing that my question or report to these individuals will, upon my request, be maintained in confidence.

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Employee Name

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Signature

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Date

Please sign and return this form to the Compliance Officer.